Exhibit 21.1
Subsidiaries of WillScot Holdings Corporation

The following is a listing of Subsidiaries of WillScot Holdings Corporation, including the name under which they do business and their jurisdictions of incorporation, as of December 31, 2024.

Company Name	Jurisdiction of Incorporation
Williams Scotsman Holdings Corp.	Delaware
WillScot Equipment II, LLC	Delaware
Williams Scotsman, Inc.	Maryland
Williams Scotsman Mexico S. de R. L. de C.V.	The Federal District (Mexico City)
Williams Scotsman of Canada, Inc.	Ontario, Canada
Williams Scotsman Metis Services, Inc.	British Columbia, Canada
Enterprise Risk Solutions, Inc.	Arizona
Elite Modular Leasing and Sales, Inc.	California
BRT Structures Ltd.	Alberta, Canada
616 GC LLC	Arizona
Modern Building Systems, LLC	Delaware
Mescher Holding Co, LLC	Ohio
A&M Cold Storage, LLC	Georgia
AMC Container Leasing, LLC	Ohio
AMC Trailer Leasing, LLC	Georgia
Brunello Merger Sub I, Inc.	California
Brunello Merger Sub II, LLC	Delaware
Equipe Container Services India Private Limited	India